Exhibit 99.1
Esperion Appoints Craig Thompson to Board of Directors

– Brings More Than Twenty Years of Biopharmaceutical Leadership Experience –

ANN ARBOR, Mich., July 1, 2025 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today announced it has appointed Craig Thompson, Chief Executive Officer of Cerevance, to its Board of Directors. Mr. Thompson will serve as an independent director. With Mr. Thompson’s appointment, Esperion’s Board of Directors now comprises eight members.

“We are thrilled to welcome Craig to our Board of Directors. With more than two decades of biopharmaceutical industry leadership and a proven track record advancing innovative therapies, Craig brings a wealth of strategic insight and operational expertise that will be invaluable as we continue to expand our impact in cardiovascular and cardiometabolic drug development. His deep understanding of pharmaceutical commercialization and clinical development aligns perfectly with our mission to deliver life-saving solutions to patients worldwide. We look forward to his contributions as we enter our next phase of growth and innovation,” stated Sheldon Koenig, President and CEO of Esperion.

"I am honored to join the Board of Esperion, a company at the forefront of transforming cardiovascular disease prevention. With cardiovascular conditions remaining the leading cause of death globally, the need for innovative, proactive solutions has never been greater. I look forward to working alongside this exceptional team to help guide strategic decisions and accelerate the development of impactful, science-driven approaches that can improve and extend lives," said Mr. Thompson.

Mr. Thompson has been the Chief Executive Officer and a member of the board of directors at Cerevance, a clinical stage biotechnology company focused on neurodegenerative, psychiatric, and CNS-controlled metabolic disorders, since April 2022. Mr. Thompson is also currently a member of the board of directors of NervGen Pharma Corp, a clinical stage biotechnology company focused on developing therapies for neurotrauma and neurologic diseases. Mr. Thompson was previously President & Chief Executive Officer and a member of the board of directors of Neurana Pharmaceuticals from June 2018 to April 2022. Prior to Neurana, Mr. Thompson was President & CEO of Anthera Pharmaceuticals Inc. Prior to Neurana, Mr. Thompson’s biotechnology leadership experience included serving as Chief Operating Officer for Tetraphase Pharmaceuticals Inc. and as Chief Commercial Officer for Trius Therapeutics, Inc. where he was involved in the $700+ million acquisition of Trius Therapeutics by Cubist Pharmaceuticals, Inc., and led a partnership with Bayer Pharma AG.

Before that, Mr. Thompson served in various global and U.S. leadership roles at Pfizer Inc., including Therapeutic Group Leader of Allergy, Respiratory, Pulmonary Vascular Disease and Inflammation; and he ultimately served as Vice President of Marketing for Pfizer’s Specialty Care Business Unit.

Previous to Pfizer, Mr. Thompson served in positions of increasing responsibility in global marketing at Merck & Co., where he was in product management for Zocor®, including leading the rollout of the landmark Heart Protection Study. He also was instrumental in the pre-launch planning for Vytorin® and Zetia® as part of the European partnership between Merck and Schering-Plough.

Mr. Thompson holds a Bachelor of Commerce degree from McMaster University and an MBA from the University of Notre Dame.

About Esperion Therapeutics
Esperion Therapeutics, Inc. is a commercial stage biopharmaceutical company focused on bringing new medicines to market that address unmet needs of patients and healthcare professionals. The Company developed and is commercializing the only U.S. Food and Drug Administration (FDA) approved oral, once-daily, non-statin medicines for patients who are at risk for cardiovascular disease and are struggling with elevated low density lipoprotein cholesterol (LDL-C). These medications are supported by the nearly 14,000 patient CLEAR Cardiovascular Outcomes Trial. Esperion continues to build on its success with its next generation program which is focused on developing ATP citrate lyase inhibitors (ACLYi). New insights into the structure and function of ACLYi fully enables rational drug design and the opportunity to develop highly potent and specific inhibitors with allosteric mechanisms.

Esperion continues to evolve into a leading global biopharmaceutical company through commercial execution, international partnerships and collaborations and advancement of its pre-clinical pipeline. For more information, visit esperion.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438